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Exhibit 99.1


Dale Chatagnier joins Blackwater Midstream as COO

New Orleans, Louisiana --May 15, 2008 --Blackwater Midstream Corp. [OTCBB:BWMS.OB], a developing company in the field of fuel and chemical storage, announced today that Dale T. Chatagnier has agreed to join Blackwater Midstream as the Chief Operating Officer. Mr. Chatagnier and Michael D. Suder, Blackwater Midstream's CEO, were key members of the management team that operated the Kinder Morgan [NYSE: KMP] three-million barrel chemical storage facility in New Orleans, Louisiana.

"I am very excited to work with Dale again," said Michael Suder, "because he brings tremendous knowledge and experience about facility development, is intimately familiar with development process and has proven operational skills. In the past we successfully operated the Kinder Morgan and other facilities, and I know that together we can do it again."

 Prior to joining Blackwater Midstream, Mr. Chatagnier acted as the vice president of engineering and operations for North American Terminal Services. Mr. Chatagnier was also responsible for the development of liquid storage facilities for Westway Terminals Co., where he served as the VP of Facility Development and Engineering.

Mr. Chatagnier earned a BS in Mechanical Engineering from Louisiana State University in Baton Rouge, LA.

 Blackwater Midstream is developing a world-class independent liquid storage terminal for petroleum, chemicals, renewable fuels and agricultural products in Garysville, Louisiana.


Press Contacts:

Crystal Parzik
artfix media
crystal@artfixmedia.com
(310) 594.5008